Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY’S THIRD QUARTER 2019 DEMONSTRATES CONTINUED EXECUTION AND IMPROVEMENT IN CAPITAL EFFICIENCY

2019 Capital Expenditures Now Approximately $200 Million Below Plan

HOUSTON (November 7, 2019) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the "Company”) today announced third quarter 2019 financial and operating results. Highlights include:

•	Capital expenditures funded by Noble Energy were more than 12% below the midpoint of guidance at $556 million.

•	DJ Basin and Delaware Basin well costs have been reduced a further $500 thousand per well; now more than $2 million per well below year-end 2018 costs.

•	Leviathan project spend was more than $30 million under guidance in the third quarter.

•	Total Company sales volumes of 385 MBoe/d were at the high end of Company expectations.

•	U.S. onshore volumes increased 30 MBoe/d (10 MBbl/d oil) from the second quarter 2019.

•	DJ and Delaware Basin total volumes and oil volumes represented quarterly records.

•	Gross natural gas sales from Israel totaled over 1 Bcfe/d.

•	Unit production costs were below guidance at $8.39 per BOE, driven by workover reductions, compression optimization and lower fuel costs.

•
The Leviathan project is 96% complete, and the production decks were installed on the jacket in the third quarter. First production from Leviathan is now expected in December 2019, and total gross capital for the project has been reduced $150 million to $3.6 billion.

•	An infield development well was drilled and completed under budget at the Aseng field in Equatorial Guinea. First oil production occurred in October 2019.

David L. Stover, Noble Energy’s Chairman and CEO, commented, “Noble Energy continued its strong execution momentum in the third quarter, with further capital efficiency gains onshore and the accomplishment of major project milestones offshore. In 2019, we’ve significantly lowered the capital and cost intensity of our business through continuous improvement initiatives. This is reflected in a $200 million reduction in our 2019 capital expenditures from original plan, which we are prioritizing for the balance sheet rather than additional growth. We have also delivered more than a five percent reduction in our operating and G&A costs versus plan this year. As we head into 2020, we are differentially positioned with a lower corporate decline profile, reduced maintenance capital needs, and materially higher cash flows. We are on track to deliver sustainable long-term free cash flow and increasing returns to investors.”

Third Quarter 2019 Financial Results
The Company reported third quarter net income attributable to Noble Energy of $17 million, or $0.04 per diluted share. Net income including noncontrolling interest was $36 million. Excluding items impacting comparability, the Company generated an adjusted net loss and adjusted net loss per share(1) attributable to Noble Energy for the quarter of $47 million and $0.10 per diluted share. Adjusted EBITDAX(1) was $641 million, and cash provided by operating activities was $437 million. Prior to working capital changes, operating cash flow was $550 million for the third quarter.

Third quarter 2019 organic capital investments attributable to Noble Energy included $355 million related to U.S. onshore upstream activities and $17 million for midstream activities funded by the Company. Noble Energy also invested $129 million in the Eastern Mediterranean, primarily for continued development of the Leviathan project, and $47 million in West Africa, primarily for the drilling and completion of the Aseng 6P well. Included in Additions to Equity Method Investments is the Company's $185 million investment to purchase interest in the EMG Pipeline.

Unit production expenses for the third quarter 2019 were $8.39 per barrel of oil equivalent (BOE), including lease operating expenses, production taxes, gathering, transportation, and processing expenses, and other royalty costs. These costs were below guidance primarily as a result of workover reductions, compression optimization, and lower fuel costs.

Marketing and other expenses, including sales and costs of purchased oil and gas, netted to $16 million in the third quarter, primarily reflecting mitigation of firm transportation costs. Depreciation, depletion and amortization was $16.46 per BOE, benefitting from strong production performance. General and administrative expenses totaled $91 million for the quarter, 15% below the third quarter of last year as a result of multiple cost and continuous improvement initiatives.

Income from equity method investments for the third quarter of $10 million was impacted by lower than anticipated methanol and LPG pricing, as well as operating losses on Noble Midstream Partners LP's pipeline investments (EPIC and Delaware Crossing) incurred prior to full service commencement. Midstream Services Revenue of $19 million for the quarter was primarily composed of Noble Midstream Partner LP's gathering revenue from unaffiliated third parties.

The Company’s effective tax rate on adjusted earnings was approximately 17%. On this basis, current tax expense was $25 million, resulting from the income generated in West Africa and Israel. Deferred taxes were a benefit of $31 million on this same basis.

During the quarter, the Company initiated an offering of $500 million of 3.25% notes due 2029 and $500 million of 4.20% notes due 2049. Closing of the offering occurred in October 2019 and proceeds were used to fund the redemption of $1.0 billion of 4.15% notes due 2021. The debt transaction removed all near-term maturities of term debt and lowered the Company’s annual interest cost by more than $4 million.

The Company ended the third quarter 2019 with $4.0 billion in financial liquidity, including cash and available credit facility.

Third Quarter 2019 Production and Operational Results
Total sales volumes for the quarter averaged 385 thousand barrels of oil equivalent per day (MBoe/d), an increase of 12% from the third quarter 2018. The Company’s U.S. onshore assets averaged a record 293 MBoe/d in the third quarter 2019, with total liquids volumes of 203 thousand barrels per day (MBbl/d). U.S. onshore oil was a record 127 MBbl/d. The Company’s international portfolio contributed 92 MBoe/d in the quarter with 21 MBbl/d of liquids volume.

Benchmark Index prices for crude oil, natural gas and NGLs weakened in the U.S. as compared to the second quarter 2019. The Company’s realized U.S. onshore oil price reflected an average differential consistent with prior periods, while natural gas differentials in the DJ and Delaware Basins improved compared to the benchmark. Noble Energy's U.S. onshore NGL realizations reflect consistent transportation and fractionation costs as compared to prior periods.

Across the U.S. onshore portfolio, the Company operated 5 rigs (2 DJ and 3 Delaware) and drilled 49 wells (30 DJ and 19 Delaware) in the quarter. Noble Energy completed 48 wells (28 DJ and 20 Delaware) and commenced production on 55 new wells (38 DJ and 17 Delaware). Internationally, the Company drilled and completed an oil development well in the Aseng field in Equatorial Guinea.

Denver-Julesburg Basin
The DJ Basin averaged 158 MBoe/d, up 25% from the third quarter 2018, while continuing to generate operating cash flow in excess of capital expenditures. Total oil volumes of 73 MBbl/d were a quarterly record for the Company. Production from the Wells Ranch and Mustang areas each grew to over 60 MBoe/d, net, with 23 and 15 wells, respectively, turned-in-line. Well costs decreased an additional $500 thousand per well from the first half 2019, led by continued capital efficiencies and cycle time reductions in drilling and completion.

Included in the Company's wells drilled in the third quarter was a world record 10,308 foot lateral drilled in under 24 hours. The Company utilized its first electric-powered drilling rig in the Mustang area during the quarter. The use of an electric drilling rig is anticipated to reduce emissions by 130 tons per year, while also significantly reducing noise and fuel costs.

Following on the success of the Mustang Comprehensive Drilling Plan (CDP), the Company submitted for approval of the North Wells Ranch CDP. The North Wells Ranch CDP covers approximately 38,000 net acres and will provide up to 250 additional permits.

Delaware Basin
Sales volumes from the Company's Delaware Basin assets totaled 70 MBoe/d, up 21% from the third quarter 2018. During the quarter, the Company brought online its second full section row development project, a 9-well development in the central portion of the Company’s acreage. Initial results highlight strong well performance and continued capital efficiency gains from row development. Drilling days for the quarter were reduced to an average of 17 days and pressure pump hours per day continued to trend upward, averaging 13 hours per day in the quarter. Well costs have continued to trend favorably with an incremental $500 thousand per well savings from the first half 2019.

During the third quarter, the Company began transporting crude oil volumes to the Gulf Coast on the EPIC Y-Grade Pipeline temporary oil service.

Eagle Ford
Sales volumes from the Eagle Ford totaled 65 MBoe/d for the third quarter 2019, benefitting from late second quarter 2019 wells commencing production. Base production for the third and fourth quarter 2019 has been impacted by unplanned facility repairs, which began in September and were completed in late October. The impact to production for each quarter is approximately 5 MBoe/d.

Eastern Mediterranean

Third quarter 2019 sales volumes from the Company’s Israel assets totaled 234 million cubic feet of natural gas equivalent per day. During the quarter, the Tamar field reached a milestone of 2 trillion cubic feet (Tcf) of natural gas produced with runtime of over 99% since startup.

Delivery of the Leviathan project is ahead of schedule and below budget. During the quarter, the production decks were successfully installed on the jacket, setting the offshore world record for the largest crane vessel lift in history (15,300 metric tons). Full hookup of the platform and living quarters, as well as platform commissioning, continues to progress towards first production in December. Acquisition of interest in the EMG pipeline closed in early November 2019.

During the quarter, Noble Energy and its partners amended sales agreements for the delivery of natural gas from the Leviathan and Tamar fields to Dolphinus Holdings Limited in Egypt. The amended agreements now provide for total combined firm contract quantities of 3 Tcf of natural gas, an increase of 1.85 Tcf from the prior agreements.

West Africa
Sales volumes for West Africa averaged 53 MBoe/d, including 16 MBbl/d of crude oil. During the quarter, the Aseng field surpassed 100 million barrels of oil produced. The Company concluded drilling and completion operations at the Aseng 6P development well, under budget. First production commenced in October. The Alen gas monetization project continues to progress, with anticipated start-up in the first half of 2021.

Guidance
The Company has lowered full-year capital expenditures an incremental $100 million for a total reduction of $200 million versus original guidance, bringing the 2019 capital estimate to $2.3 billion. For the fourth quarter, Noble Energy expects organic capital expenditures between $425 million and $475 million. As compared to the third quarter, U.S. onshore spend reflects planned lower activity and offshore spend reflects completion activities on the Leviathan project. In addition to the capital expenditure reductions, the Company has lowered operating cash costs and G&A for the full year 2019 by more than $100 million versus original guidance.

Full-year sales volumes continue to trend above original guidance. Fourth quarter sales volumes are expected to total 364 to 376 MBoe/d, with U.S. onshore volumes anticipated to range between 276 and 288 MBoe/d. Volumes from the DJ Basin are anticipated to increase slightly from the third quarter, while the Delaware Basin is expected to remain relatively level to the third quarter. Eagle Ford production is anticipated to be lower primarily as a result of base production decline. Fourth quarter average production in the Eagle Ford is also negatively impacted approximately 5 MBoe/d by unplanned facility maintenance that was recently completed.

Internationally, West Africa gas volumes are anticipated to be lower than third quarter primarily as a result of continued decline at the Alba field. Israel natural gas volumes are expected to be lower sequentially due to seasonal demand. Noble Energy has not included sales volumes from the Leviathan project in its fourth quarter guidance, however, the project is anticipated to have first gas production in December.

Additional details and updated guidance can be found in the Company’s supplemental presentation on the Company’s website, www.nblenergy.com.

(1)A Non-GAAP measure, please see the respective earnings release schedules included herein for reconciliations.

Webcast and Conference Call Information
Noble Energy, Inc. will host a live audio webcast and conference call at 10:00 a.m. Central Daylight Time on November 7, 2019. The webcast link is accessible on the 'Investors' page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll Free Dial in: 877-883-0383

International Dial in: 412-902-6506
Conference ID: 5691351

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Kim Hendrix
(281) 943-2197
Kim.Hendrix@nblenergy.com

Media Contacts
Trudi Boyd
(281) 569-8009
media@nblenergy.com

Paula Beasley
(281) 876-6133

media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission. These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.
This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s earnings release schedules included herein for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Oil, NGL and Gas Sales	$1,003	$1,136	$2,894	$3,409
Sales of Purchased Oil and Gas	87	72	264	191
Income from Equity Method Investments and Other	10	44	43	140
Midstream Services Revenues – Third Party	19	21	63	49
Total Revenues	1,119	1,273	3,264	3,789
Operating Expenses
Lease Operating Expense	132	124	405	411
Production and Ad Valorem Taxes	52	47	142	151
Gathering, Transportation and Processing Expense	108	97	306	292
Other Royalty Expense	5	5	9	32
Exploration Expense	25	25	82	89
Depreciation, Depletion and Amortization	583	485	1,619	1,418
General and Administrative	91	107	298	316
Cost of Purchased Oil and Gas	96	76	296	204
Marketing Expense	7	11	26	21
Other Operating (Income) Expense, Net	29	(9)	57	(3)
Gain on Divestitures, Net	—	(193)	—	(859)
Asset Impairments	—	—	—	168
Firm Transportation Exit Cost	—	—	92	—
Total Operating Expenses	1,128	775	3,332	2,240
Operating (Loss) Income	(9)	498	(68)	1,549
Other (Income) Expense
(Gain) Loss on Commodity Derivative Instruments	(129)	155	23	483
Interest, Net of Amount Capitalized	67	70	196	216
Other Non-Operating (Income) Expense, Net	2	(34)	7	(10)
Total Other (Income) Expense	(60)	191	226	689
Income (Loss) Before Income Taxes	51	307	(294)	860
Income Tax Expense (Benefit)	15	59	(49)	44
Net Income (Loss) and Comprehensive Income (Loss) Including Noncontrolling Interests	36	248	(245)	816
Less: Net Income and Comprehensive Income Attributable to Noncontrolling Interests (1)	19	21	61	58
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Noble Energy	$17	$227	$(306)	$758

Net Income (Loss) Attributable to Noble Energy Per Share of Common Stock
Income (Loss) Per Share, Basic	$0.04	$0.47	$(0.64)	$1.57
Income (Loss) Per Share, Diluted	$0.04	$0.47	$(0.64)	$1.56

Weighted Average Number of Shares Outstanding

Basic	478	482	478	484
Diluted	480	484	478	486

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 7, 2019.

Schedule 2
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cash Flows From Operating Activities
Net Income (Loss) Including Noncontrolling Interests (1)	$36	$248	$(245)	$816
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	583	485	1,619	1,418
Gain on Divestitures, Net	—	(193)	—	(859)
Asset Impairments	—	—	—	168
Firm Transportation Exit Cost	—	—	92	—
Deferred Income Tax (Benefit) Expense	(9)	14	(110)	(150)
(Gain) Loss on Commodity Derivative Instruments	(129)	155	23	483
Net Cash Received (Paid) in Settlement of Commodity Derivative Instruments	13	(67)	28	(160)
Other Adjustments for Noncash Items Included in Income	56	(12)	115	45
Net Changes in Working Capital	(113)	67	7	15
Net Cash Provided by Operating Activities	437	697	1,529	1,776
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(593)	(807)	(1,998)	(2,589)
Acquisitions, Net of Cash Received (2)	—	(3)	—	(653)
Additions to Equity Method Investments (3)	(271)	—	(686)	—
Proceeds from Divestitures, Net (4)	8	358	131	1,740
Other	25	—	25	—
Net Cash Used in Investing Activities	(831)	(452)	(2,528)	(1,502)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(57)	(54)	(168)	(156)
Purchase and Retirement of Common Stock	—	(93)	—	(223)
Noble Midstream Services Revolving Credit Facility, Net	(320)	(480)	(10)	(35)
Revolving Credit Facility, Net	—	—	—	(230)
Proceeds from Noble Midstream Services Term Loan Credit Facilities	400	500	400	500
Commercial Paper Borrowings, Net	271	—	511	—
Repayment of Senior Notes	—	—	(9)	(384)
Contributions from Noncontrolling Interest Owners	6	17	27	348
Proceeds from Issuance of Mezzanine Equity, Net of Offering Costs (5)	(2)	—	97	—
Other	(33)	(35)	(95)	(86)
Net Cash Provided by (Used in) Financing Activities	265	(145)	753	(266)
(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(129)	100	(246)	8
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period (6)	602	621	719	713
Cash, Cash Equivalents, and Restricted Cash at End of Period (7)	$473	$721	$473	$721

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the periods presented, net income (loss) includes net income attributable to noncontrolling interests in NBLX.

(2)	Acquisitions, net of cash received, related to the acquisition of Saddle Butte Rockies Midstream, LLC by NBLX.

(3)	Additions relate primarily to investments in Eastern Mediterranean Pipeline B.V. by Noble Energy and in EPIC Y-Grade, LP, EPIC Crude Holdings, LP and Delaware Crossing LLC by NBLX.

(4)
For the nine months ended September 30, 2019, proceeds related to the SW Reeves County, Texas asset divestiture. For the nine months ended September 30, 2018, proceeds include $484 million from the sale of our 7.5% interest in Tamar field, $691 million from the sale of CONE Gathering LLC and CNX Midstream Partners common units and $383 million from the Gulf of Mexico asset divestiture.

(5)
For the nine months ended September 30, 2019, proceeds related to the issuance of preferred equity by NBLX. As the preferred equity is redeemable, it is presented within the mezzanine section of our consolidated balance sheet. In addition, as the preferred equity is held by a third party, it is considered a redeemable noncontrolling interest.

(6)	As of the beginning of the periods presented, amounts include $132 million, $0 million, $3 million, and $38 million of restricted cash, respectively.

(7)	As of September 30, 2019 and September 30, 2018, amounts include $0 million and $1 million of restricted cash, respectively.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 7, 2019.

Schedule 3
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30, 2019	December 31, 2018
Assets
Current Assets
Cash and Cash Equivalents	$473	$716
Accounts Receivable, Net	677	616
Other Current Assets	277	418
Total Current Assets	1,427	1,750
Property, Plant and Equipment, Net	18,797	18,419
Other Noncurrent Assets	1,780	841
Total Assets	$22,004	$21,010
Liabilities, Mezzanine Equity and Shareholders' Equity
Current Liabilities
Accounts Payable - Trade	$1,395	$1,207
Other Current Liabilities	1,190	519
Total Current Liabilities	2,585	1,726
Long-Term Debt	6,941	6,574
Deferred Income Taxes	954	1,061
Other Noncurrent Liabilities	1,338	1,165
Total Liabilities	11,818	10,526
Total Mezzanine Equity (1)	103	—
Total Shareholders' Equity	9,004	9,426
Noncontrolling Interests (2)	1,079	1,058
Total Equity	10,083	10,484
Total Liabilities and Equity	$22,004	$21,010

(1)
Amount relates to preferred equity issued by Noble Midstream Partners LP (NBLX). As the preferred equity is redeemable, it is presented within the mezzanine section of our consolidated balance sheet. In addition, as the preferred equity is held by a third party, it is considered a redeemable noncontrolling interest.

(2)
The Company consolidates NBLX, a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 7, 2019.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Sales Volumes	2019	2018	2019	2018
Crude Oil and Condensate (MBbl/d)
United States Onshore	127	109	119	106
United States Gulf of Mexico	—	—	—	7
Equatorial Guinea	15	13	13	15
Equity Method Investments - Equatorial Guinea	1	1	1	2
Total (1)	143	123	133	130
Natural Gas Liquids (MBbl/d)
United States Onshore	76	63	67	62
United States Gulf of Mexico	—	—	—	1
Equity Method Investments - Equatorial Guinea	5	5	4	5
Total	81	68	71	68
Natural Gas (MMcf/d)
United States Onshore	542	464	507	471
United States Gulf of Mexico	—	—	—	8
Israel	231	241	224	242
Equatorial Guinea	190	217	186	216
Total	963	922	917	937
Total Sales Volumes (MBoe/d)
United States Onshore	293	249	270	246
United States Gulf of Mexico	—	—	—	9
Israel	39	41	38	41
Equatorial Guinea	47	49	44	51
Equity Method Investments - Equatorial Guinea	6	6	5	7
Total Sales Volumes (MBoe/d)	385	345	357	354

Total Sales Volumes (MBoe)	35,380	31,714	97,488	96,493

Price Statistics - Realized Prices (2)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$55.13	$65.54	$55.59	$63.93
United States Gulf of Mexico	—	—	—	64.87
Equatorial Guinea	58.62	73.70	61.75	71.55
Natural Gas Liquids ($/Bbl)
United States Onshore	$11.18	$28.58	$14.22	$26.18
United States Gulf of Mexico	—	—	—	30.00
Natural Gas ($/Mcf)
United States Onshore	$1.57	$2.31	$1.87	$2.40
United States Gulf of Mexico	—	—	—	3.50
Israel	5.55	5.49	5.55	5.48
Equatorial Guinea	0.27	0.27	0.27	0.27

(1)	Total includes a small amount of condensate from the Company’s offshore Israel assets.

(2)
Average realized prices do not include gains or losses on commodity derivative instruments. For third quarter 2019 and 2018, including the impact of hedges settled in the period, the Company's U.S. onshore oil price was $55.82 and $60.34 per Bbl, E.G. oil price was $57.27 and $61.45 per Bbl, and U.S. onshore gas price was $1.71 and $2.33 per Mcf, respectively. For the nine months ended 2019 and 2018, including the impact of hedges settled in the period, the Company's U.S. onshore oil price was $56.21 and $59.53 per Bbl, E.G. oil price was $58.91 and $63.04 per Bbl, and U.S. onshore gas price was $2.01 and $2.43 per Mcf, respectively.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Income (Loss) Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Net (Loss) Income Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income (loss) attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically noncash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP), may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income (Loss) Attributable to Noble Energy (GAAP)	$17	$227	$(306)	$758
Adjustments to Net Income (Loss)
Firm Transportation Exit Cost	—	—	92	—
Gain on Divestitures, Net	—	(193)	—	(859)
Asset Impairments	—	—	—	168
(Gain) Loss on Investment in Tamar Petroleum Ltd., Net	—	(15)	—	25
(Gain) Loss on Commodity Derivative Instruments, Net of Cash Settlements	(116)	88	51	323
Other Adjustments (1)	31	(1)	46	21
Total Adjustments Before Tax	(85)	(121)	189	(322)
Current Income Tax Effect of Adjustments (2)	(1)	(1)	—	93
Deferred Income Tax Effect of Adjustments (2)	22	24	(23)	(2)
Tax Reform Impact (3)	—	—	—	(145)
Adjusted Net (Loss) Income Attributable to Noble Energy (Non-GAAP)	$(47)	$129	$(140)	$382

Net Income (Loss) Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$0.04	$0.47	$(0.64)	$1.57
Firm Transportation Exit Cost	—	—	0.19	—
Gain on Divestitures, Net	—	(0.40)	—	(1.77)
Asset Impairments	—	—	—	0.35
(Gain) Loss on Investment in Tamar Petroleum Ltd., Net	—	(0.03)	—	0.05
(Gain) Loss on Commodity Derivative Instruments, Net of Cash Settlements	(0.24)	0.18	0.11	0.66
Other Adjustments (1)	0.06	—	0.10	0.04
Current Income Tax Effect of Adjustments (2)	—	—	—	0.19
Deferred Income Tax Effect of Adjustments (2)	0.04	0.05	(0.05)	—
Tax Reform Impact (3)	—	—	—	(0.30)
Adjusted (Loss) Income Attributable to Noble Energy per Share, Diluted (Non-GAAP)	$(0.10)	$0.27	$(0.29)	$0.79

Weighted Average Number of Shares Outstanding, Basic	478	482	478	484
Weighted Average Number of Shares Outstanding, Diluted	478	484	478	486

(1)
For the three and nine months ended September 30, 2019, includes loss on sale of a corporate aircraft and a non-cash charge associated with acceleration of retirement obligations for the Mari-B field offshore Israel.

(2)	Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities.

(3)
During first quarter 2018, we recorded a $145 million tax benefit as a result of the U.S. Department of the Treasury and the Internal Revenue Service intent to issue additional regulatory guidance associated with Tax Reform Legislation and the transition tax (toll tax).

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Income (Loss) Including Noncontrolling Interests (GAAP)
to Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net income (loss) including noncontrolling interests (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically noncash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX (Non-GAAP) may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX (Non-GAAP) may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Income (Loss) Including Noncontrolling Interests (GAAP)	$36	$248	$(245)	$816
Adjustments to Net Income (Loss), After Tax (1)	(64)	(98)	166	(376)
Depreciation, Depletion and Amortization	583	485	1,619	1,418
Exploration Expense	25	25	82	89
Interest, Net of Amount Capitalized	67	70	196	216
Current Income Tax Expense (2)	25	46	61	85
Deferred Income Tax (Benefit) Expense (2)	(31)	(10)	(87)	13
Adjusted EBITDAX (Non-GAAP)	$641	$766	$1,792	$2,261

(1)	See Reconciliation of Net Income (Loss) Attributable to Noble Energy (GAAP) to Adjusted Net (Loss) Income Attributable to Noble Energy (Non-GAAP).

(2)	Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net (Loss) Income, After Tax, above.

Schedule 7
Noble Energy, Inc.
Capital Expenditures
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based) (1)	$556	$716	$1,857	$2,350
Acquisition Capital Attributable to Noble Energy	(4)	8	39	21
Noble Midstream Partners Capital Expenditures (2)	39	40	97	463
Additions to Equity Method Investments (3)	271	—	686	—
Increase in Finance Lease Obligations	1	9	4	9
Total Reported Capital Expenditures (Accrual Based)	$863	$773	$2,683	$2,843

(1)	Organic capital expenditures include $17 million, $29 million, $77 million, and $222 million for midstream capital not funded by Noble Midstream Partners LP (NBLX) for the periods presented.

(2)	NBLX capital expenditures for the nine months ended September 30, 2018 include $206 million related to the acquisition of Saddle Butte Rockies Midstream, LLC.

(3)
Additions to equity method investments for the nine months ended September 30, 2019 include primarily the Company's investment of $185 million in Eastern Mediterranean Pipeline B.V. and NBLX investments of $442 million in EPIC Y-Grade, LP and EPIC Crude Holdings, LP and $53 million in Delaware Crossing LLC.